As filed with the Securities and Exchange Commission on July 7, 2008

Registration No. 333-85374

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S–8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNET NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3696170
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

235 Second Street

San Francisco, California 94105

(415) 344-2000

(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

2001 CNET NETWORKS, INC. STOCK OPTION PLAN

(Full Title of the Plan)

Andy Sherman

Senior Vice President, General Counsel and Corporate Secretary

235 Second Street

San Francisco, California 94105

(415) 344-2000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by CNET Networks, Inc., a Delaware corporation (the “Company”), removes from registration all shares of CNET Networks, Inc. common stock, par value $0.0001 per share (including the associated preferred stock purchase rights, “Common Stock”), registered under the Registration Statement on Form S-8 (Registration Number 333-85374) filed by the Company on April 2, 2002 (the “Registration Statement”) with the Securities and Exchange Commission, pertaining to the registration of 7,500,000 shares of Common Stock relating to the 2001 CNET Networks, Inc. Stock Option Plan.

On May 15, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CBS Corporation, a Delaware corporation (“CBS”), and Ten Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of CBS, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by CBS. The Merger became effective at 12:00 p.m. (noon) on June 30, 2008 (the “Effective Time”), pursuant to a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger was cancelled and (other than shares owned by CBS or the Purchaser or shares with respect to which appraisal rights were properly exercised under Delaware law) converted into the right to receive $11.50 per share in cash, without interest and less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on this 7th day of July, 2008.

CNET NETWORKS, INC.

By:	/s/ Andy Sherman
Name:	Andy Sherman
Title:	Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on July 7, 2008 in the capacities indicated.

Signature	Title

/s/ Neil M. Ashe	Chief Executive Officer (Principal Executive Officer)
Neil M. Ashe

/s/ Zander J. Lurie	Chief Financial Officer (Principal Financial Officer)
Zander J. Lurie

/s/ David C. Bernstein	Senior Vice President, Finance (Principal Accounting Officer)
David C. Bernstein

/s/ Louis J. Briskman	Director
Louis J. Briskman